Exhibit 99.1

FOR IMMEDIATE RELASE
Laboratory Corporation of America	Investor/Media Contact
358 South Main Street	Stephen Anderson - 336-436-5274
Burlington, NC 27125	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP TO OFFER NEW FDA CLEARED TEST TO AID IN ASSESSING WHETHER OVARIAN MASS IS AT HIGH OR LOW LIKELIHOOD OF BEING MALIGNANT

Burlington, NC, January 18, 2012 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a new FDA cleared risk stratification tool (ROMA®, Risk of Ovarian Malignancy Algorithm) that combines the results for Fujirebio HE4, Abbott's ARCHITECT® CA 125 II, and menopausal status into a numerical score that, along with clinical and radiological evaluation, can aid in evaluating whether a woman over the age of 18 who presents with an ovarian mass and for whom surgery is planned is at high or low likelihood of finding malignancy on surgery.

Approximately 300,000 women present with a pelvic mass every year, and an overwhelming percentage of those masses are diagnosed as benign. The American College of Obstetricians and Gynecologists Practice Bulletin published in July of 2007 (Bulletin #83) states that “Women with ovarian cancer whose care is managed by physicians who have advanced training and expertise in the treatment of women with ovarian cancer, such as gynecologic oncologists, have improved overall survival rates compared with those treated without such collaboration.” Therefore, there is a need for an accurate and specific risk stratification tool to assess malignancy in these women to help ensure they receive the best possible treatment.

The symptoms of ovarian cancer that are related to the presence of masses are often vague and unspecific. The primary goal of diagnostic evaluation of an adnexal mass is to determine whether it is benign or malignant. ROMA provides equal sensitivity to other commercially available risk stratification tools while improving the specificity for determining the risk level of malignancy. “ROMA is an important additional tool for physicians to have to aid in the risk stratification of their patients,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “When used in conjunction with clinical exam and radiological studies, it will assist patients in receiving the most appropriate referrals.”

ROMA is intended to aid in assessing whether a premenopausal or postmenopausal woman who presents with an ovarian adnexal mass is at high or low likelihood of finding malignancy on surgery. ROMA is indicated for women who meet the following criteria: over age 18; ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. ROMA must be interpreted in conjunction with an independent clinical and radiological assessment. The test is not intended as a screening or stand-alone diagnostic assay. Incorrect use of ROMA carries the risk of unnecessary testing, surgery, and/or delayed diagnosis.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

ROMA is a registered service mark, and CA 125 II is a trademark, of Fujirebio Diagnostics, Inc.

ARCHITECT is a registered trademark of Abbott Laboratories.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

###